Exhibit 5.1

February 16, 2017

Sunoco Logistics Partners L.P.

3807 West Chester Pike

Newtown Square, PA 19073

Ladies and Gentlemen:

We have acted as counsel to Sunoco Logistics Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”) which was initially filed with the Securities and Exchange Commission (the “Commission”) on December 20, 2016 (Registration No. 333–215183) (as amended, the “Registration Statement”) relating to the proposed issuance by the Partnership of its common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of November 20, 2016, as amended by Amendment No. 1 thereto, dated as of December 16, 2016 (as so amended and as may be further amended from time to time, the “Merger Agreement”), by and among the Partnership, Sunoco Partners LLC, a Pennsylvania limited liability company and the general partner of the Partnership (“SXL GP”), SXL Acquisition Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership, SXL Acquisition Sub LP, a Delaware limited partnership and wholly owned subsidiary of the Partnership, Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP (“ETP GP” and together with ETP, the “ETP Entities”), and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issuance of the Common Units.

In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Prospectus, (iv) the Partnership’s Third Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”), (v) the resolutions of the Board of Directors of SXL GP and committees thereof, relating to the Merger Agreement and the consummation of the transactions contemplated thereby, including the issuance of the Common Units and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

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In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the Merger Agreement has been duly authorized and validly executed and delivered by the ETP Entities and ETE and constitutes a legal, valid and binding obligation of the ETP Entities and ETE, and that the ETP Entities and ETE have the requisite organizational and legal power and authority to perform their obligations under the Merger Agreement and (v) all Common Units will be issued and sold in the manner described in the Prospectus, and in accordance with the terms of the Merger Agreement.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that when the Common Units have been issued and delivered in accordance with the terms of the Merger Agreement, and upon payment of the consideration therefor provided for therein, such Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable.

The opinion expressed is limited in all respects to the Delaware Revised Uniform Limited Partnership Act and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm under the heading “Legal” in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

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We undertake no, and hereby expressly disclaim any, obligation to advise the Partnership or anyone else of any change in any matter set forth herein.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.